EXHIBIT 8.1

LIST OF SIGNIFICANT SUBSIDIARIES AND ASSOCIATED COMPANIES

Incorporated in Portugal

TMN – Telecomunicações Móveis Nacionais, S.A.

PT Multimédia – Serviços de Telecomunicaçõs e Multimédia, SGPS, S. A.

PT.com, SGPS, S.A.

TV Cabo Portugal, S.A.

Lusomundo Audiovisuais, S.A.

Lusomundo Cinemas, S.A.

PT Prime – Soluções Empresariais de Telecomunicações e Sistemas, S.A.

PT Comunicações, S.A.

PT Corporate, S.A.

PT Ventures, SGPS, S.A.

PT Sistemas de Informação, S.A.

Portugal Telecom Inovação, S.A.

PT Pro, Serviços Administrativos e de Gestão Partilhados, S.A.

PT Compras – Serviços de Consultoria e Negociação, S.A.

PT Contact – Telemarketing e Serviços de Informação, S.A.

PT Conteúdos – Actividade de Televisão e de Produção de Conteúdos, S.A.

Incorporated in Brazil

Telesp Celular Participações S.A. (1)(2)

Tele Sudeste Celular Participações S.A. (1)(2)(3)

Tele Leste Participações, S.A. (2)(3)

CRT Celular Participações S.A. (2)(3)

Tele Centro Oeste Participações S.A. (1)(2)

Global Telecom, S.A. (1)(2)

Portugal Telecom, Brasil, S.A.

Incorporated in the Netherlands

Brasilcel, N.V.

Portugal Telecom International Finance B.V.

Other

Cabo Verde Telecom, S.A.

CST – Companhia Santomensa de Telecomunicações, S.A.R.L.

CTM – Companhia de Telecomunicações de Macau, S.A.R.L.

Mobitel, S.A. Unitel

(1)	Does business as “VIVO”.
(2)	Renamed Vivo Participações S.A. as of February 22, 2006.
(3)	Merged into Vivo Participações S.A. as of February 22, 2006 with Vivo Participações S.A. as the surviving company.